Mr. Bruce Horton President Pulse Beverage Corporation 1624 Washington Street Denver, Colorado 80203	December 24, 2010

Dear Bruce,

It was good to reach an understanding of the terms of the two matters between Pulse Beverage Corporation (or otherwise named entity) and Catalyst Development Inc. that will, in part, guide our relationship subsequent to the asset sale between Pulse Beverage Corporation and Health Beverage LLC, which is scheduled for closing on or before January 31, 2011. Thank you for your continuing effort in arriving at the terms to allow the asset sale to complete.

Pulse Beverage Corporation (Pulse) and Catalyst Development, Inc. (Catalyst) agree as follows:

I	The “Agreement For The Purchase of Assets Between The Pulse Beverage Corporation and Health Beverage, LLC is contingent on the following terms and both parties will use best efforts to meet them.

II	Pulse (or otherwise named entity) will loan Catalyst the sum of $200,000 dollars (USF) for the purpose of Catalyst establishing a food and beverage production centre. The interest rate of the loan is 4%. The term of the loan is 5 years. The amortization period of the loan is 25 years. Loan payments commence one month from the date the funds are received by Catalyst, which is expected to be by February 2011. Monthly payments are expected to be approximately $1055 and the balance of the loan owing to Pulse, without consideration for additional payments of principle, at the end of five years (60 monthly payments) is approximately $174,209. Catalyst has the right to make additional payments on the loan principle without penalty through the term of the loan. Pulse and Catalyst have discussed and agree to consider the option of converting the loan to an equity position in the Catalyst production centre pending its successful establishment.

III	Pulse and Catalyst have discussed Catalyst having certain rights and privileges to manufacture and market Pulse beverages in a concentrate form. The terms of these rights and privileges are as follows:

1.	Concentrate is defined as a concentrated form of Pulse beverage that is intended for dilution with water or other liquid before consumption. It is not intended to be a ready to drink (RTD) beverage or sold in containers that would make commercial scale production of Pulse ready to drink beverages feasible.

#503 - 9222 UNIVERSITY CRESCENT, BURNABY, BC V5A 0A6
EMAIL: rkendrick@catalystdevelopment.ca  TEL: (604) 628-1282

2.	Catalyst agrees to produce Pulse concentrate in compliance with Good Manufacturing Practices, applicable government regulations, and Pulse quality control specifications and with no less care than any of its own products.

3.	The rights and privileges granted to Catalyst are not transferable to a third party.

4.	Pulse grants Catalyst the exclusive right to directly market and sell Pulse beverage concentrates via the Internet and also through retail locations in British Columbia.

5.	Catalyst agrees to pay Pulse $0.05 (USF) for each liter of the total volume of Pulse concentrate it markets and sells via these two methods.

6.	Pulse grants Catalyst the exclusive and worldwide right to produce Pulse beverage concentrates, including when the agent selling the concentrates is Pulse Beverage Corporation, either directly or by contracting to a third party.

7.	Catalyst agrees to make all of its direct and indirect costs in producing the beverage concentrates known to Pulse and charge Pulse on a cost plus 10% basis for the beverage concentrates it produces for Pulse.

8.	Catalyst agrees to market and sell a minimum of 10,000 liters of Pulse beverage concentrate per year and pay Pulse annual royalties accrued to the volume of Pulse beverage concentrate it sells or otherwise pay Pulse an amount equal to the royalties on this minimum amount.

9.	Catalyst agrees that Pulse has the right to “buy back” the rights and privileges related to the Pulse beverage concentrate. Pulse agrees that production and sales of Pulse beverage concentrate by Catalyst enhances the brand equity. Further that the early efforts of Catalyst will be reflected only in subsequent sales volume. The parties therefore agree that providing Catalyst has met the performance requirements, noted in point 8, that should Pulse decide to “buy back” these rights and privileges from Catalyst it will pay the greater of $250,000 or three times the gross profit Catalyst has achieved in the twelve months immediately preceding the intended buy back date. Pulse agrees to provide Catalyst with six months notice of “buy back” and to purchase all reasonable amounts of unused raw material and finished goods inventory that is in good and marketable condition.

Bruce, as we both have signing authority for our respective companies if the above terms are acceptable I have provided space below for each of us to sign and date our agreement.

Company: Pulse Beverage Corporation	Company: Catalyst Development Inc.

Name:	Bruce Horton	Name:	Ron Kendrick

Title:	President	Title:	President

Date:	December 24, 2010	Date:	December 24, 2010

Signature:	Signature:

#503 - 9222 UNIVERSITY CRESCENT, BURNABY, BC V5A 0A6
EMAIL: rkendrick@catalystdevelopment.ca  TEL: (604) 628-1282